Contacts: Ronald J. Nicolas, Jr.
Jon D. Van Deuren
Investor Relations Department
Aames Financial Corporation
(323) 210-5311

For Immediate Release

AAMES FINANCIAL CORPORATION REPORTS FISCAL 2001 and FOURTH QUARTER RESULTS
Net loss of $30.5 million for fiscal 2001; Announces operating earnings of $3.1 million;
Reports net income of $988,000 for the June quarter;
Company completes a $175.0 million securitization in September

Los Angeles, California, October 1, 2001 Aames Financial Corporation (NYSE: AAM), a leader in subprime home equity lending, today reported results of operations for the fiscal year ended June 30, 2001. The Company reported operating earnings of $3.1 million for the year ended June 30, 2001. However, due to the Company's previously reported $33.6 million write-down to the carrying value of its residual interests during the March 2001 quarter, the Company's net loss for the year ended June 30, 2001 was $30.5 million. The results for the year ended June 30, 2001 compare to an operating loss of $39.9 million and a net loss of $122.4 million during the same period a year ago. After the convertible preferred stock dividend accrual of $13.9 million and $8.1 million for the years ended June 30, 2001 and 2000, respectively, the net loss to common shareholders was $44.4 million and $130.5 million, respectively. The net loss per common share was $7.11 for the year ended June 30, 2001 compared to a net loss per common share of $21.02 a year ago.

In making the announcement, A. Jay Meyerson, Aames Chief Executive Officer, stated, "We are pleased by the core operating performance of the Company during the June 2001 quarter and throughout the fiscal year. We are seeing continued growth in loan production, combined with continued expense reductions throughout the Company. Moreover, we achieved improved gains on loan sales and improved our liquidity position by selling newly created residual interests and servicing rights for cash." Meyerson continued, "We were disappointed by the March 2001 quarter $33.6 million write-down to our residual interests and will continue to monitor closely the fair value of these assets."

"Looking forward, our primary goal is to continue to focus on improving our core business fundamentals including growth and value of our loan production, while continuing to manage and increase our operating efficiencies at all levels throughout the organization," Meyerson added.

Results for the three months ended June 30, 2001

The Company reported net income of $988,000 for the three months ended June 30, 2001, compared to a net loss of $14.0 million during the same quarter a year ago. During the three months ended June 30, 2001 and 2000, the net loss to common shareholders was $3.2 million and $16.4 million, respectively, after the $4.2 million and $2.4 million convertible preferred stock dividend accruals during those respective periods. The net loss per common share during the three months ended June 30, 2001 and 2000 was $0.51 and $2.64, respectively.

Summary of Financial Results for the Year Ended June 30, 2001

Total revenues

During the year ended June 30, 2001 total revenue was $188.7 million, up $74.9 million from $113.8 million of total revenue reported a year ago. Total 2001 revenues include a previously announced $33.6 million write-down to the Company's residual interests recorded in the March 31, 2001 quarter. The write-down resulted from the change made by the Company to its credit loss assumptions used in valuing its residual interests in light of the Company's assessment of higher than expected credit loss and delinquency experience of certain loans in the Company's securitized trusts.

"In light of economic uncertainty and recent negative news concerning slow-downs in various sectors of the U.S. economy, as well as the potential economic disruption and further uncertainties caused by the tragic events along the east coast earlier this month, we will continue to closely monitor the actual performance of our residual assets relative to their underlying valuation assumptions," commented Ronald J. Nicolas, Jr., Chief Financial Officer of Aames.

Excluding the residual interest write-down of $33.6 million during the year ended June 30, 2001 and residual interest and mortgage servicing right write-downs of $82.5 million during the year ended June 30, 2000, total revenue during the year ended June 30, 2001 was $222.3 million, up $26.0 million, or 13.2% from total revenue of $196.3 million during the year ended June 30, 2000. The increase is primarily attributable to a $25.3 million increase in gain on sale of loans during the year ended June 30, 2001 to $73.4 million over the $48.1 million in gain on sale of loans reported during the year ended June 30, 2000. To a lesser extent, the increase in total revenues during the year ended June 30, 2001 over those reported a year ago resulted from a $9.4 million increase in origination fees to $47.4 million from $38.0 million a year ago as a result of retail production increases during fiscal 2001 over fiscal 2000. Partially offsetting these increases were declines in interest income and loan servicing revenue of $8.1 million and $0.7 million to $86.5 million and $15.0 million, respectively, from the $94.6 million and $15.7 million, respectively, reported during the year ended June 30, 2000.

The Company also reported total revenue of $53.1 million for the three months ended June 30, 2001 compared to total revenue of $41.9 million during the same quarter a year ago.

Total expenses

Total expenses during the year ended June 30, 2001 declined $15.4 million, or 6.6%, to $217.4 million from $232.8 million of total expenses reported for the year ended June 30, 2000. The decrease in total expenses was attributable to declines of $9.5 million, $7.7 million and $1.4 million in general and administrative, production, interest expense, respectively, from levels reported during the year ended June 30, 2000. Partially offsetting these declines was an increase in personnel expense of $5.2 million during the year ended June 30, 2001 over levels reported a year ago.

Loan production

During the year ended June 30, 2001, the Company originated a total of $2.4 billion of mortgage loans an increase of $292.3 million, or 14.1%, from the $2.1 billion of mortgage loans originated during the year ended June 30, 2000.

Retail Production. The Company's total retail loan production was $1.2 billion, up $396.9 million, or 50.6%, from $783.7 million of total retail loan production reported during the year ended June 30, 2000. Loan origination through the Company's traditional retail branch network increased $326.9 million or 42.0% to $1.1 billion, from $777.8 million a year ago. Retail loan production through the Internet increased $70.0 million to $75.9 million during the year ended June 30, 2001 from $5.9 million a year ago. Meyerson noted, "Our retail production has continued to increase in both our traditional branch network and the Internet throughout the fiscal year. We continue to focus on improving marketing strategies and increasing efficiencies in our retail channel."

Broker Production. The Company's total broker loan production during the year ended June 30, 2001 was $1.2 billion a decline of $71.8 million, or 5.7%, from $1.3 billion during the year ended June 30, 2000. Of the total broker loan production during the year ended June 30, 2001, mortgage loan origination through the Company's traditional broker network was $1.1 billion, down $102.2 million, or 8.3% from the $1.2 billion of mortgage loans produced through the traditional broker network during the year ended June 30, 2000. Broker loan production originated through telemarketing and the Internet was $55.3 million during the year ended June 30, 2001 compared to $24.9 million a year ago. Meyerson stated, "The Company made significant changes to its underwriting guidelines and pricing in the first part of fiscal 2001, which caused a $109.8 million decrease in our total broker production during the first half of the fiscal year. We have since recovered and are pleased to announce production through our traditional broker channel during the June 2001 quarter was $349.1 million, an increase of $114.8 million over the $234.3 million of traditional broker production during the March 2001 quarter, and an increase of $64.4 million over the $284.7 million of traditional broker production during the quarter ended June 30, 2000."

During the year ended June 30, 2001, the Company ceased purchasing mortgage loans on a flow basis from correspondents. As previously reported, the Company had been materially decreasing its reliance on both flow and bulk correspondent loan purchases since the year ended June 30, 1998. During the year ended June 30, 2000, mortgage loan production attributable to correspondent purchases was $32.7 million.

Loan dispositions and loan servicing

During the year ended June 30, 2001, the Company sold and securitized a total of $2.3 billion of mortgage loans which includes loans pooled and sold in securitzations of $1.2 billion and whole loan sales for cash of $1.1 billion. In comparison, during the year ended June 30, 2000 the Company securitized and sold of an aggregate of $2.2 billion of mortgage loans comprised of $803.6 million of securitizations and $1.4 billion of whole loan sales for cash.

"In order to maximize our profitability and cash flow, we sold most of our adjustable rate mortgage loans in whole loan sales and most of our fixed rate mortgage loans in quarterly securitizations. In addition, we completed a securitization in each of the four quarters during the fiscal year ended June 30, 2001, compared to two quarters during the fiscal year ended June 30, 2000," Nicolas said. "Our loan disposition results demonstrate both the Company's success at increasing the quality and value of our loan production, as well as the continued and growing support by our primary capital markets' counterparties."

As a means to maximize profitability and cash flows during the year ended June 30, 2001, the Company sold for cash all of the residual interests created in its securitizations to an affiliate, and all of the servicing rights in its securitizations to an unaffiliated loan servicing company. Moreover, all of the Company's whole loan sales were done on a servicing released basis.

At June 30, 2001 and 2000, the Company's servicing portfolio was $2.7 billion and $3.6 billion, respectively, of which $2.5 billion and $3.3 billion, respectively, or 93.2 % and 92.6%, respectively, was serviced in-house. The decline in the Company's servicing portfolio is due to run off, and the disposition of all loans on a servicing released basis throughout the fiscal year.

Aames Financial Corporation is a leading home equity lender, and at June 30, 2001 operated 100 retail Aames Home Loan branches, five wholesale loan centers and one National Loan Center throughout the United States.

From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in the Company's securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans sold; government regulation; changes in federal income tax laws; ability to pay dividends and the concentrated ownership of the Company's controlling stockholder. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Annual Report on Form 10-K for the year ended June 30, 2001 and subsequent filings by the Company with the United States Securities and Exchange Commission.

Financial Tables and Supplementary Information Follow

AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Financial tables
(In thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS		Year Ended June 30,
		2001	2000
Cash and cash equivalents		$ 27,583	$ 10,179
Loans held for sale, at lower of cost or market		417,164	398,921
Accounts receivable		71,052	52,713
Residual interests, at estimated fair value		237,838	290,956
Mortgage servicing rights, net		6,545	12,346
Other assets		25,215	25,249
Total assets		$ 785,397	$ 790,364

Borrowings		$ 269,720	$ 275,470
Revolving warehouse and repurchase facilities		393,301	375,015
Accrued dividend on convertible preferred stock		23,975	10,054
Other liabilities		52,516	55,347
		739,512	715,886
Stockholders' equity		45,885	74,478
Total liabilities and stockholders' equity		$ 785,397	$ 790,364

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30,
	2001	2000	1999
Revenue:
Gain on sale of loans	$ 73,435	$ 48,098	$ 44,855
Write-down of residual interests and
mortgage servicing rights	(33,600)	(82,490)	(194,551)
Origination fees	47,430	37,951	39,689
Loan servicing	14,989	15,654	23,329
Interest	86,477	94,569	70,525
Total revenue, including write-down of
residual interests and mortgage servicing
rights	188,731	113,782	(16,153)

Expenses:
Personnel	98,404	93,239	80,167
Production	19,034	26,718	40,061
General and administrative	49,044	58,489	60,635
Interest	50,884	52,339	44,089
Provision for uncollectible receivables	-	2,000	37,044
	217,366	232,785	261,996
Loss before income taxes	(28,635)	(119,003)	(278,149)
Provision (benefit) for income taxes	1,889	3,369	(30,182)
Net loss	$ (30,524)	$ (122,372)	$ (247,967)
Net loss to common shareholders	$ (44,445)	$ (130,498)	$ (249,917)

Net loss per common share:
Basic	$ (7.11)	$ (21.02)	$ (40.31)
Diluted	$ (7.11)	$ (21.02)	$ (40.31)
Weighted average number of common shares:
Basic	6,251	6,210	6,200
Diluted	6,251	6,210	6,200

AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Supplemental Information
(In thousands)

ORIGINATION VOLUMES:
	Year ended June 30,
	2001	2000
Broker:
Broker network	$ 1,135,754	$ 1,238,000
Internet and telemarketing	55,325	24,900
Total broker	1,191,079	1,262,900

Retail:
Branch offices	1,104,676	777,800
Internet	75,875	5,900
Total retail	1,180,551	783,700

Correspondent	-	32,700

Total originations	$ 2,371,630	$ 2,079,300

SECURITIZATIONS AND WHOLE LOAN SALES:

	Year ended June 30,
	2001	2000

Loan securitizations	$ 1,231,464	$ 803,557
Whole loan sales	1,102,465	1,419,199
	$ 2,333,929	$ 2,222,756

LOAN SERVICING:
	June 30,
	2001 (1)	2000 (2)

Servicing portfolio	$ 2,717,000	$ 3,560,000
Serviced in-house	2,533,000	3,296,000
Percentage serviced in-house	93.2%	92.6%

(1) Includes $334.5 million of loans subserviced for others by the Company on an interim basis, and $184.0 million of loans subserviced by others.
(2) Includes $280.2 million of loans subserviced for others by the Company on an interim basis, and $265.4 million of loans subserviced by others.